                                                                     EXHIBIT 4.1


THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (II) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY DEBENTURE ISSUED IN EXCHANGE FOR THIS DEBENTURE.


                            ELCOM INTERNATIONAL, INC.

                        10% CONVERTIBLE SENIOR DEBENTURE

                               DUE APRIL 23, 2013

DATE OF ISSUANCE:  APRIL 23, 2003                                 $<<M__IN_NOS>>

      ELCOM INTERNATIONAL, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to <<Name>> or permitted, registered assigns (the "Holder") on April 23, 2013 (the "Maturity Date") at the offices of the Company, 10 Oceana Way, Norwood, Massachusetts 02062, the principal amount of <<M__in_words>> Dollars ($<<M__in_nos>>), which shall be payable in cash or by check. Simple interest on the principal amount of this Debenture shall be paid at the rate of ten percent (10%) per annum accrued through the Maturity Date, and payable in cash or by the issuance of payment-in-kind additional Debentures equal to the amount of interest due, annually in arrears commencing April 23, 2004 and each April thereafter. The principal amount of this Debenture shall be paid upon the Maturity Date.

      This Debenture is issued pursuant to a Subscription Agreement between the Company and the Holder (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Any "Permitted Transferee" (as defined in paragraph G.3. hereof) of the Debenture, by their acceptance hereof, shall be entitled to the rights and assume the obligations of the Holder in the Subscription Agreement with respect to the Debenture. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein. This Debenture is one of the Debentures being issued and sold in the offering (the "Offering") by the Company of between $500,000 and $1,250,000 (the "Maximum Offering Amount") of the Debentures pursuant to a Confidential Private Placement Memorandum dated April 23, 2003, as the same may be amended or supplemented (the "Memorandum"). An initial closing was held by the Company at such time as subscriptions for an aggregate of $500,000 in Debentures were received by the Company. The Memorandum contemplates that the Company may hold additional closings from time to time (each, an "Additional Closing"), at the Company's discretion, until either (i) the Company receives subscriptions for the Maximum Offering Amount of the Debentures, or (ii) May 31, 2003.

A.    SECURITY.

      This Debenture is secured pursuant to that certain Collateral Agency and Security Agreement, dated as of April 23, 2003, among William W. Smith (the "Agent") as Collateral Agent, the Company and each of the holders named therein (the "Security Agreement"), pursuant to which the Agent, and its successors and assigns, has been appointed Collateral Agent for perfection and enforcement purposes, which Security Agreement is incorporated herein by reference as if fully set forth herein. The Security Agreement terminates on April 23, 2005.

B.    CONVERSION OF DEBENTURE .

      The Debenture shall be convertible at the election of the Holder at any time commencing on April 23, 2005 and ending April 23, 2013; provided that, prior to April 23, 2005, should the Company record two sequential quarters of profitability with respect to its continuing operations (i.e. net income from continuing operations), as reflected in the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by the Company pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), the Holder may convert the Debenture at the Holder's option by delivery of a written request to the Company, along with this Debenture. Notwithstanding the above, the Debenture shall be converted automatically, without any further action or approval on the part of the Holder thereof, upon the occurrence of the following:

      1. CHANGE OF CONTROL. Without any further action on the part of the Company, upon a "Change in Control" of the Company. A "Change in Control" shall be deemed to have occurred upon the occurrence of the following:

            a. The sale or transfer for value of eighty (80) percent or more of the Company's assets on a consolidated basis, as reflected on the most recently filed balance sheet contained in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, filed pursuant to the Exchange Act, to any other person or entity that is not, immediately prior to execution of the definitive agreement(s) for such asset sale, an affiliate ("affiliate," as used in this paragraph, shall have the same meaning as in Paragraph G.3.);

            b. A reorganization, consolidation or merger into or with another corporation or other entity (other than to create a holding company) as a result of which the holders of shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), as determined to be such immediately prior to the execution of the relevant merger agreement, beneficially own, directly or indirectly, less than fifty (50) percent of the combined voting power of the then-outstanding securities of such reorganized, consolidated or merged entity following consummation of such reorganization, consolidation or merger; or

            c. A person or entity becomes the beneficial owner of fifty percent (50%) or more of the then outstanding shares of Common Stock or of securities convertible into Common Stock, on a fully-diluted basis;

            2. COMPANY OPTION. As of April 23, 2007, at the option of the Company, or the date that is ten (10) business days after the Company exercises such option by sending a notice thereof to the Holder at his or her registered address by first-class mail describing such automatic conversation.

      The principal amount of, and subject to the following proviso, accrued interest on, the Debentures will be convertible into shares of the Company's Common Stock, at the rate of 100% of $.1246, the "Fair Market Value" per share of the Common Stock (the "Conversion Price") determined as set forth below; provided, however, that the Company may pay in cash any interest that has accrued on any principal being converted (which payment will be made at the time of conversion). The "Fair Market Value" of the Common Stock is be based on the average of the last sale prices of the shares of Common Stock on the Over the Counter Bulletin Board (the "OTCBB," or, if the Company's Common Stock is listed on the Nasdaq SmallCap Market or the Nasdaq National Market, the high and low bid prices) for the 50 calendar day period (regardless of whether a sale of the Common Stock was affected on any specific calendar day) immediately prior to, and including the date prior to, April 23, 2003.

            3. CONVERSION PROCESS. Conversion of the Debenture shall be effectuated by surrendering the Debenture (with a copy, by facsimile or courier, to the Company) to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. The Company shall use its best efforts to have the shares of Common Stock issued and delivered to the Holder thereof within seven (7) business days of the receipt of the conversion form and Debenture(s). The Holder shall pay any and all stock transfer fees. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issued shall be rounded to the nearest whole share, based on the total number of shares of Common Stock to be issued to any one holder. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company, or, if earlier, the date set forth in such notice of conversion if this Debenture is received by the Company within five (5) business days thereafter.

            4. REGISTRATION RIGHTS AGREEMENT; STOCKHOLDERS' AGREEMENT. Upon the conversion of the Debenture, the Common Stock issued to the Holder shall be subject to a Registration Rights Agreement between the Company and the initial holders of the Debentures, relating to the filing of a registration statement covering the resale of such Common Stock.

C.    ANTI-DILUTION PROVISIONS.


      1. ADJUSTMENT ON SUBSEQUENT EQUITY ISSUANCE. Except for the sale of the Debentures in the Offering, in the event of any sale of Common Stock, or any securities convertible into Common Stock, by the Company (the "Subsequent Equity Issuance"), at a price less than the initial Conversion Price (or the subsequent applicable conversion price), the Conversion Price will be adjusted on weighted-average basis based on the sum of the fully-diluted capital stock of the Company times the then applicable Conversion Price (initially, $.1246), plus the total amount of the proceeds raised in the Subsequent Equity Issuance, divided by the sum of the number of fully-diluted shares issued prior to such issuance plus the number of shares issued in such issuance. No adjustment, however, will occur in any case for (i) the exercise (or conversion) of securities outstanding on any date of closing with respect to the Offering, (ii) stock issued upon the exercise of a warrant outstanding prior to April 23, 2003 or the exercise of stock options, stock or other stock-based awards to employees, directors or consultants, so long as such options, stock or awards are granted under an existing plan or pursuant to a stock incentive plan or other grant approved by the Board of Directors, (iii) the issuance or sale of securities in any acquisition of a business or assets approved by the Board of Directors, or (iv) the issuance or sale of securities upon conversion of any Debentures issued in the Offering.

        Notwithstanding anything herein to the contrary, if the Company's Common Stock is listed on the Nasdaq National Market or the Nasdaq SmallCap Market on the date of any adjustment referred to in Paragraph C, the Company will not be required to issue to the Holder and any other holders of the Debentures, Common Stock in excess of 19.999% of the Company's outstanding Common Stock on April 23, 2003 at a price below the market price of the Common Stock on such date, or such greater number of shares of Common Stock permitted pursuant to Nasdaq Rule 4350(i), upon conversion of the Debentures, unless and except to the extent allowed under Nasdaq rules. In such case, the Company, at its option, may:

                a. Obtain stockholder approval permitting such issuances in accordance with Nasdaq rules; or

                b. Honor the conversion of this Debenture by the Holder; provided, that, this Debenture shall be adjusted on a proportionate basis with all other Debentures issued in this Offering by converting the maximum portion of each such Debenture (and remitting the remaining portion of each Debenture to the applicable holder thereof) to shares of the Company's Common Stock without violating Nasdaq Rule 4350(i). No fractions of shares or scrip representing fractions of shares will be issued upon such adjustment, but the number of shares issued shall be rounded to the nearest whole share, based on the total number of shares of Common Stock to be issued to any one holder.

      2.    DIVIDENDS, STOCK SPLITS, ETC.

      In the event that, at any time while the Debenture is outstanding, the outstanding shares of Common Stock are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, including without limitation any transaction described in Section 424(a) of the Internal Revenue Code of 1986, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator is the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator is the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section will become effective immediately following the record date for determination of the stockholders entitled to receive such distribution and will become effective immediately following the effective date in case of a stock split, combination, exchange, reclassification, reorganization, redesignation, merger, consolidation, or recapitalization.

D.    RIGHT OF FIRST REFUSAL.

      In the event that the Company shall determine to offer and sell Debentures in any Additional Closing to any individual, corporation, partnership, association, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof (a "Person"), the Company shall notify the Holder (unless such Holder is an employee or officer of the Company) in writing of the proposed issuance, the principal amount of Debentures to be sold, the date on or about which such sale is to be consummated and the price and other terms and conditions thereof, at least ten (10) calendar days prior to the proposed date for consummation of the sale of such Debentures in an Additional Closing. For a period of five (5) calendar days after the Holder's receipt of the notice referred to in the foregoing sentence, the Holder (unless such Holder is an employee or officer of the Company) shall have the option to purchase all, but not less than all, of such Debentures to be sold in the Additional Closing on a pro rata basis, upon the same price, terms and conditions as such Debentures are proposed to be issued to such Person. If all eligible Holders do not purchase all such Debentures, that portion of the principal amount of such Debentures that is not purchased may be offered to any Person, up to the Maximum Offering Amount. Eligible Holders shall exercise such the right of first refusal provided by this Section by the delivery of written notice to such effect to the Company specifying the principal amount of Debentures that such Holder desires to purchase. If an eligible Holder exercises its purchase option under this Section, it shall purchase such Debentures at the date set for consummation of the proposed sale of Debentures to such Person.

E.    COVENANTS OF COMPANY.

      1. POSITIVE COVENANTS. The Company covenants and agrees that, so long as this Debenture shall be outstanding, it will:

            a. Comply with and observe all of the terms and conditions of the Security Agreement;

            b. Promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by the Company, or where the failure to so pay would not have a material adverse effect on the Company;

            c. Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all material laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

            d. At all times reasonably maintain, preserve, protect and keep its property used in the conduct of its business in good repair, working order and condition, normal wear and tear excepted, except where the failure to comply would not have a material adverse effect on the Company;

            e. To the extent necessary for the operation of its business, keep adequately insured by reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations, except where the failure to obtain insurance would not have a material adverse effect on the Company;

            f. Prior to the issuance of any Common Stock by the Company following this Offering, reserve for issuance a sufficient number of authorized but unissued shares of such Common Stock to allow for their issuance hereunder upon conversion of the Debenture; and

            g. At all times keep true and correct books, records and accounts.

      2. NEGATIVE COVENANT. The Company covenants and agrees that, so long as this Debenture shall be outstanding, it will not incur, repay, or exercise any call option to redeem, any outstanding principal amount of any indebtedness for "Borrowed Money," except as follows (the term "Borrowed Money" shall have the same meaning as set forth in the Security Agreement):

            a. Prior to April 23, 2005, the Company may incur, repay, or exercise any call option to redeem indebtedness for Borrowed Money, the aggregate principal amount of which does not exceed $1,250,000, upon the approval of the holders (or their Permitted Transferees) of 51% of the aggregate principal amount of all of the Debentures issued in the Offering (the "Majority-in-Interest"); and

            b. Following April 23, 2005, the Company may incur, repay, or exercise any call option to redeem indebtedness for Borrowed Money, (i) the aggregate principal amount of which does not exceed $1,250,000, without any action or approval on the part of the holders of the Debentures, and (ii) the aggregate principal amount of which exceeds $1,250,000, upon the approval of the Majority-in-Interest.

      Upon the Company's incurrence of indebtedness for Borrowed Money, as permitted pursuant to subparagraphs 2.a. and 2.b. hereof, this Debenture shall be subordinated in right of payment and action to the payment in full of such new indebtedness. Upon the incurrence of any such indebtedness, the Holder hereby agrees to execute and deliver to the Company such documents as the Company shall reasonably request to evidence such subordination.

F.    ADDITIONAL PROVISIONS.

      This Debenture is subject to the following additional provisions:

      1. DENOMINATIONS. The Debentures are issuable in denominations of One Thousand Dollars ($1,000 U.S.) and integral multiples thereof.

      2. WITHHOLDING. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable law at the time of such payments.

      3. INVESTMENT REPRESENTATIONS. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act") and other applicable securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      4. OBLIGATIONS ABSOLUTE. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. This Debenture ranks equally and ratably with all other Debentures now or hereafter issued under the terms set forth in the Offering. Any partial payment of interest or principal hereunder shall be paid on a prorated basis among all of the Debentures based on the amount of the then unpaid principal.

      5. NO RECOURSE AGAINST INDIVIDUALS. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, stockholder, officer, employee or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived. The obligation of the Company on this Debenture is primary and exclusive.

      6. COMPLIANCE WITH SECURITIES LAWS. The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale or transfer of securities.

G.    EVENTS OF DEFAULT.

      1. DEFAULT CONDITIONS. This Debenture shall become and be due and payable upon written demand made by the Holder hereof if one or more of the following events, herein called events of default, shall happen and be continuing:

            a. Default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof and such default shall continue uncured for (30) days after written notice thereof, specifying such default, shall have been given to the Company by the Majority-in-Interest;

            b. Application for, or consent to, the appointment of a receiver, trustee or liquidator of the Company or of its property;

            c. General assignment by the Company for the benefit of creditors;

            d. Filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

            e. Entering against the Company of a court order approving a petition filed against it under the Federal or state bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within ninety (90) days; or

            f. Material breach of the Company's covenants contained in the Security Agreement.

      2. NOTICE OF DEFAULT. The Company agrees that notice of the occurrence of any event of default will be promptly given to the Holder at his or her registered address by first-class mail.

      3. ENFORCEMENT OF RIGHTS. In case any one or more of the events of default specified above shall happen and be continuing, the holder of this Debenture may proceed to protect and enforce his rights by suit in the specific performance of any covenant or agreement contained in this Debenture or in aid of the exercise of any power granted in this Debenture or may proceed to enforce the payment of this Debenture or to enforce any other legal or equitable rights as such holder.

H. PAYMENTS; REGISTRATION OF DEBENTURES; TRANSFER AND EXCHANGE OF DEBENTURES; REPLACEMENT OF DEBENTURES.

      1. PAYMENTS. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Massachusetts, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due. Any payments made shall first be applied to the amount of outstanding interest with respect to the Debenture. There shall be a five (5) day grace period on any payment of principal or interest.

      2. REGISTRATION OF DEBENTURES. The Company shall maintain at its principal office a register of the Debentures ("Debenture Register") and shall record therein the names and addresses of the registered Holders of the Debentures, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered Holder if other than the address of the Holder, and the particulars of all permitted transfers, exchanges and replacements of Debentures. No transfer of a Debenture shall be valid unless made on such Register for the registered Holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company. Each Debenture issued hereunder, whether originally or upon transfer, exchange or replacement of a Debenture or Debentures, shall be registered on the date of execution thereof by the Company and shall be dated the date to which interest has been paid on such Debentures or Debenture. The registered Holder of a Debenture shall be that Person in whose name the Debenture has been so registered by the Company. A registered Holder shall be deemed the owner of a Debenture for all purposes of this Debenture and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Debenture free from all equities or rights of setoff or counterclaim between the Company and the transferor of such registered Holder or any previous registered Holder of such Debenture.

      3. TRANSFER AND EXCHANGE OF DEBENTURES. Subject to compliance with federal and applicable state securities laws, the registered Holder of any Debenture or Debentures may, prior to maturity or prepayment thereof, surrender such Debenture or Debentures at the principal office of the Company for transfer or exchange only to:

            (a) a member of such Holder's immediate family and such Holder's grandchildren,

            (b) a trust established for the benefit of the parties set forth in
Section 3(a), or

            (c) an "Affiliate" of such Holder (collectively, the parties set forth in Sections 3(a), 3(b) and this Section 3(c) shall be referred to herein as the "Permitted Transferees"). An "Affiliate" of a Holder shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Holder;

provided, however, that any Permitted Transferee as a condition thereto shall execute and deliver an acknowledgment of the terms hereof in form acceptable to the Company. Within a reasonable time after notice to the Company from a registered Holder of its intention to make such exchange to a Permitted Transferee and without expense (other than transfer taxes, if any) to such registered Holder, the Company shall issue in exchange therefor another Debenture or Debentures, in such denominations as requested by the registered Holder (in multiples of $1,000), for the same aggregate principal amount as the unpaid principal amount of the Debenture or Debentures so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Debenture or Debentures so surrendered. Each new Debenture shall be made payable to such Permitted Transferee or Transferees, or registered assigns, as the registered Holder of such surrendered Debenture or Debentures may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Transfers other than to Permitted Transferees shall be prohibited. Notwithstanding the foregoing sentence, in case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of the Company by the registered Holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered Holder shall be effective as against all holders, Permitted Transferees, or transferees by operation of law of the Debenture not registered at the time of sending the communication.

      4. REPLACEMENT OF DEBENTURES. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Debenture, the Company will issue a new Debenture, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Debenture.

I.    MISCELLANEOUS.

      1. AMENDMENT. Except as provided herein, any term of this Debenture may be amended with the written approval of the Majority-in-Interest; provided, however, that no amendment may modify the interest rate or the principal amount, extend the Maturity Date, adversely effect the repayment terms, or alter the conversion rate of this Debenture without the consent of the Holder hereof.

      2. AUTHORIZATION. This Debenture has been issued by the Company pursuant to authorization of the Board of Directors of the Company which provides for an aggregate of up to $1,250,000 in face amount of Debentures to be issued in this Offering.

      3. PRESENTATION FOR PAYMENT. Any amount of principal and interest outstanding on the Maturity Date shall be made to the registered Holder of this Debenture upon presentation of this Debenture to the Company.

      4. GOVERNING LAW; CONSENT TO JURISDICTION. This Debenture shall be construed and enforced in accordance with the laws of the State of Delaware. Any proceeding arising out of or relating to this Debenture may be brought in the courts of the State of Massachusetts, County of Norfolk, and the Company and the Holder each irrevocably submits to the exclusive jurisdiction of such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Debenture in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

                            {Signature Page Follows}

            IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by the undersigned.


                                       ELCOM INTERNATIONAL, INC.
                                       (the "Company")



                                       By:______________________________________
                                          Robert J. Crowell, Chairman and
                                             Chief Executive Officer



Agreed to and Acknowledged:

__________________________________
              <<NAME>>
("Holder")

                                    EXHIBIT A
                      (TO BE EXECUTED BY REGISTERED HOLDER
                         IN ORDER TO CONVERT DEBENTURE)

                                CONVERSION NOTICE
                                       FOR
                        10% CONVERTIBLE SENIOR DEBENTURE

      The undersigned, as Holder of the 10% Convertible Senior Debenture due April 23, 2013 of Elcom International, Inc. (the "Company"), No. _______, in the outstanding principal amount of $__________ (the "Debenture"), hereby elects to convert $____________ of such outstanding principal amount into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below.

      Date of Conversion:                      ________________________
      Principal Amount of Debentures
      to be converted:                         $_______________________


Please confirm the following information:

      Conversion Price:                        $_______________________

      Number of Shares of
      Common Stock to be issued:               ________________________


      Please issue the Common Stock into which the Debentures are being converted in the following name and to the following address:

      Issue to:   ___________________________________________________

      _______________________________________________________________

      Address: ______________________________________________________

      Phone Number:__________________________________________________

      Fax Number:____________________________________________________

      Authorization: ________________________________________________

            By:______________________________________________________

            Title:___________________________________________________

      Date: _________________________________________________________

If electronic book entry transfer:

      Account Number: _______________________________________________

      Transaction Code Number:_______________________________________


(NOTE TO HOLDER - This Form must be sent concurrently to the Company's Transfer Agent)